Exhibit 4.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (this “Agreement”) is dated as of December 30, 2013 and is made by and between AGS Capital Group, LLC, a Nevada LLC, authorized to do business in Florida with offices in Florida and Red Giant Entertainment, Inc., a Nevada Corporation.

WHEREAS Red Giant Entertainment, Inc., Defendant, entered into agreements to receive goods and/or services pursuant to the “Invoices”. The Invoices are incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Patrick Murphy. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Diamond Comic Distributors and Advertising. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Oswald & Yap. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Glass House Graphics. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Integrity IR. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Reward Poonai, CPA. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Peter Messenio. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Brigade Marketing. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Marketwire. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Active Media Printing. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 25, 2013, AGS Capital Group, LLC, purchased certain invoices from Chestnut Hill Capital, LLC. The Claim Purchase Agreement is incorporated herein by reference.

WHEREAS on or about November 12,2013, AGS Capital Group, LLC, was owed $22,000 by Red Giant Entertainment, Inc.

WHEREAS on or about December 16,2103, AGS Capital Group, LLC, filed an action against Red Giant Entertainment, Inc. entitled Complaint, (the “Action”) in the Circuit Court of the Second Judicial Circuit, Leon County, Florida (the “Court”), whereby AGS Capital Group, LLC asserted claims against Red Giant Entertainment, Inc. alleging that Red Giant Entertainment, Inc. failed to pay AGS Capital Group, LLC according to the terms set forth in the Invoices (the “Claims”).

WHEREAS, Red Giant Entertainment, Inc., in its Answer, denied any and all wrongdoing and asserted affirmative defenses;

WHEREAS, Red Giant Entertainment, Ihc. denies that it is liable for the amount sought in the Action, but acknowledges that it does not have sufficient cash to satisfy the claims made in the Action or to defend the Action and Red Giant Entertainment, Inc., seeks to resolve this Action and agrees to pay $ on the Invoices (the “Compromised Amount”).

WHEREAS, Red Giant Entertainment, Inc. currently only has the means to satisfy payment of AGS Capital Group, LLC’s bona fide claims through the issuance of authorized shares to AGS Capital Group, LLC, pursuant to Section 3 (a)(l0) of the Securities Act of 1933, as amended (hereinafter the “Securities Act”);

WHEREAS, Red Giant Entertainment, Inc. and AGS Capital Group, LLC desire to resolve, settle, and compromise AGS Capital Group, LLC’s bona fide claims that it has asserted against Red Giant Entertainment, Inc., which arise out of or relate to the Invoices, in the amount of $149,129.50 due and owing;

With this background incorporated herein, the parties hereby agree to the following settlement:

TERMS OF SETTLEMENT

1. CLAIMS. AGS Capital Group, LLC agrees to resolve its bona fide claim with Red Giant Entertainment, Inc. for the agreed upon sum of $149, 129.50

2. SETTLEMENT SHARES. As soon as practicable following entry of an order by the Court in accordance with Paragraph 4 herein, Red Giant Entertainment, Inc. shall issue and deliver to AGS Capital Group, LLC shares of common stock (the “Common Stock”) in one or more tranches in accordance with the new convertible note between Red Giant Entertainment, Inc. and AGS Capital Group, labeled as Exhibit A to this Agreement (“Settlement Note”).

3. PAYMENT IN FULL. Red Giant Entertainment, Inc. and AGS Capital Group, LLC agree that delivery of the Settlement Shares pursuant to the Settlement Note attached as Exhibit A shall satisfy Red Giant Entertainment, Inc.’s obligation in full regarding the Invoices.

4. FAIRNESS HEARING. Upon execution hereof, Red Giant Entertainment, Inc. and AGS Capital Group, LLC agree, pursuant to 15 U.S.c. §77(a)(lO), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, for the issuance of an exemption from registration of the Settlement Shares issued from the Settlement Note and an Order approving the Agreement. Red Giant Entertainment, Inc. avers it is a “reporting issuer” that files reports with the Securities and Exchange Commission (the “SEC”) under Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); Red Giant Entertainment, Inc. avers it is current in all its filing required under the Exchange Act; and AGS Capital Group, LLC avers it has access to, and has accessed all such filings. In connection with such a fairness hearing, Red Giant Entertainment, Inc., the issuer of the securities, and AGS Capital Group, LLC, the proposed  entity to whom the securities are to be issued, agree that the value of the Settlement Shares utilized to satisfy the Claims is fair and reasonable. This Agreement shall become binding upon the parties only upon entry of an order by the Court substantially in the form of annexed hereto as Exhibit “B” (the “Order”).

5. NECESSARY ACTION. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

6. CONFIDENTIALITY AGREEMENT. At all times prior to execution of this Agreement, the parties hereto agree to not disclose to any other person or entity any of the terms of said Agreement.

7. RELEASES. Upon delivery of the Settlement Shares pursuant to the Settlement Note to AGS Capital Group, LLC and in consideration of the terms and conditions of this Agreement, and except for the obligations and representations arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the “Released Parties”), of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing herein shall be deemed to negate or affect AGS Capital Group, LLC’s right and title to any securities heretofore issued to it by Red Giant Entertainment, Inc.

8. CONTINUING JURISDICTION: Simultaneously with the execution of this Agreement, the attorneys representing the parties hereto will execute a stipulation of dismissal, which shall be held by AGS Capital Group, LLC’s counsel and filed with the Court after delivery of the Settlement Shares in accordance with paragraph 2 herein. In order to enable the Court to grant specific enforcement and other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive reliefto enforce this Agreement.

9. CONTINUING OBLIGATION Both parties agree to use their best efforts to cooperate with the Court to cause the Order to be timely entered and agree that delays caused due to the Court calendars shall not constitute a valid reason to void this Agreement.

10. INFORMATION. Red Giant Entertainment, Inc. and AGS Capital Group, LLC each represent that prior to the execution of this Agreement, they have had the advice of counsel, that they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

11. OWNERSHIP AND AUTHORITY. Red Giant Entertainment, Inc. and AGS Capital Group, LLC represent and warrant that they have not sold, assigned transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, and each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

12. BINDING NATURE. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

13. AUTHORITY TO BIND. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by counsel of its choice with the negotiation and execution of this Agreement and that counsel has reviewed this Agreement.

14. SIGNATURES. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile and electronically scanned signatures shall be deemed valid and binding for all purposes.

15. CHOICE OF LAW. ETC. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in the Circuit Court of the Second Judicial Circuit sitting in the State of Florida, County of Leon.

16. LEGAL FEES. Each party shall pay the fees and expenses of its advisers, counsel, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys’ fees and expenses incurred by either Red Giant Entertainment, Inc. or AGS Capital Group, LLC in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of any party, after the occurrence of any breach of the terms of this Agreement by another party or any default by another party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be.

17. ENTIRE AGREEMENT; AND INCONSISTENCY. This Agreement is the final agreement between Red Giant Entertainment, Inc. and AGS Capital Group, LLC with respect to the terms and conditions set forth herein, and, the terms of this Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No provision of this Agreement may be amended other than by an instrument in writing signed by Red Giant Entertainment, Inc. and AGS Capital Group, LLC, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.